Exhibit 19

EASTMAN KODAK COMPANY

POLICY ON INSIDER TRADING

This policy supersedes all previous insider trading policies and any addenda or supplements adopted by the Board of Directors of Eastman Kodak Company (including its direct and indirect subsidiaries, the “Company”). This policy is administered by the Company’s General Counsel or his or her designee (the “Securities Trading Compliance Officer”).

Introduction

Federal and state securities laws generally prohibit any person who is aware of material non-public information about a company or its securities from purchasing or selling or making other transfers of the securities of that company in violation of duty. These laws also prohibit such person from disclosing material non-public information to other persons who then trade on the basis of that information.

The purpose of this Policy on Insider Trading (this “Policy”) is to help the Company and the Company Insiders (as defined below) comply with the insider trading laws and to avoid circumstances where the Company and the Company Insiders could be perceived to have violated those laws. Violations of the insider trading laws can result in serious liabilities and both civil and criminal penalties.

It is your responsibility to comply with the insider trading laws and this Policy. If you have questions about this Policy, please contact our Securities Trading Compliance Officer. Information on how to contact the Securities Trading Compliance Officer is set forth under the heading “Company Assistance – Information about the Securities Trading Compliance Officer.”

Persons Subject to This Policy

If you are a director, officer, or employee of the Company or a contractor or consultant who has access to material non-public information concerning the Company and/or other publicly traded companies conducting business with the Company whom the Company has notified as such (collectively, “Company Insiders”), then this Policy applies to you. Unless otherwise indicated, the use of “you” throughout this Policy refers to Company Insiders.

This Policy also applies to your family members who reside with you, anyone else who lives with you, any family members who do not live with you but whose transactions in Company Securities (defined below) are subject to your influence or control (such as parents or children who consult with you before they trade in Company Securities) (collectively, “your household”) and any entity whose transactions in Company Securities are controlled by you or any member of your household (such persons and entities collectively referred to as “Related Persons”). You are responsible for making sure that your Related Persons comply with this Policy.

Additionally, because of their access to confidential information on a regular basis, this Policy subjects directors and certain designated officers and employees of the Company (the “Covered Persons”) to additional restrictions on trading in Company Securities. The restrictions for the Covered Persons are set forth below under the heading “Additional Trading Restrictions for Covered Persons.”

Finally, individuals who are cleared for special “coded” projects that are deemed material non-public information by the Securities Trading Compliance Officer and individuals who are involved in significant technological developments or projects that are material to the Company, in each case who are not Covered Persons (each, a “Project Insider”), will be notified by email by the Securities Trading Compliance Officer and will be subject to additional restrictions on trading in Company Securities. The restrictions for Project Insiders are set forth below under the heading “Requirements Applicable to Project Insiders.”

Transactions Covered by This Policy

Except as specifically set forth in this Policy, this Policy applies to any transactions in the Company’s securities, including common stock, preferred stock, options to purchase stock, warrants, debt securities (debentures, bonds, notes and debentures), derivative securities (such as exchange-traded put and call options, swaps, and convertible instruments), calls and short sales involving Company securities, whether or not issued by the Company, or other similar instruments, and includes any securities held in your personal accounts or securities awarded by the Company or held in Company sponsored plans (“Company Securities”).

This Policy also applies to transactions in the securities of another company if you become aware of material non-public information about that company in the course of your work or service for the Company (such other companies, “Covered Companies”).

For purposes of this Policy, the term “transact,” “transactions,” “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities or an interest therein, including gifts, pledges or loans of securities, exercises of stock options, or contributions to a trust.

Notwithstanding this general rule, this Policy contains certain exceptions that are discussed in more detail below under the heading “Exceptions to this Policy.”

Definition of Material Non-public Information

Material information. Information is generally considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the disclosure of the information would be expected to significantly alter the total mix of the information available in the marketplace. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of a company’s securities. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. Examples of information which may be material include, but are not limited to:

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quarterly or annual financial results;
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earnings estimates (including changes of previously announced estimates, if any) and related financial performance information;
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performance against or changes to externally communicated financial, sales or other performance targets;
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potential restatements of the company’s financial statements, changes in auditors, or a notification that the issuer may no longer rely on an audit report;
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a pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets;
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a change in executive management;
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major events regarding the company’s securities or debt financings, including defaults on securities, calls of securities for redemption, share repurchase plans, the declaration of a stock split, the offering of additional securities or a change in dividends;
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severe financial liquidity problems;
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significant new product developments or initiatives;
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actual or threatened significant litigation or government agency investigation, or any material developments related thereto;
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new major contracts, orders, suppliers, customers or finance sources, or the loss thereof;
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a broad-based restructuring plan or initiative;
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a significant change in our operations, projections or strategic plans;
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a change in debt ratings or analyst upgrades or downgrades of the company or one of its securities;
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significant changes in accounting treatment, write-offs or effective tax rate; or
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a significant cybersecurity incident.

Non-public information. Non-public information is information that is not generally known or available to the public. One common misconception is that material information loses its “non-public” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the pubic only when it has been released broadly to the marketplace (such as by a press release over the wire and/or a filing with the Securities and Exchange Commission or by means of a Regulation FD-compliant webcast), and the investing public has had enough time to absorb the information fully. For purposes of this policy, information is considered non-public until after the second full trading day after the information is released. A “trading day” is a day on which the New York Stock Exchange is open for business. For example, if the Company announces financial earnings after the close of the market on a Tuesday, the first time you can buy or sell Company Securities is the opening of the market on Friday (assuming you are not in possession of other material non-public information at that time). If, however, the Company announces earnings before the opening of the market on a Tuesday, the first time you can buy or sell the Company Securities is the opening of the market on Thursday.

If securities transactions ever become the subject of scrutiny by regulators, they are likely to be viewed after-the-fact with the benefit of hindsight. If you are not sure whether information is material or non-public, err on the side of caution and do not trade or consult with the Securities Trading Compliance Officer for guidance before engaging in any transaction in Company Securities or securities of any Covered Company.

Trading and Disclosure Restrictions

The following trading and disclosure restrictions apply to all Company Insiders and Related Persons:

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You may not transact (directly or indirectly through your Related Persons) in Company Securities while you are aware of material non-public information about the Company or Company Securities.
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The Policy prohibition on insider trading is not limited to trading in Company Securities. You may not transact (directly or indirectly through your Related Persons) in the securities of another Covered Company, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale, while you are aware of material non-public information about that Covered Company or its securities that was obtained in the course of your work or service for the Company. Information that is not material to the Company may nevertheless be material to a Covered Company.
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You may not disclose material non-public information about the Company or Company Securities or any other Covered Company or that Covered Company’s securities to any other person including those inside the Company whose job does not require the person to have that information or outside the Company unless the disclosure is made in accordance with the Company’s disclosure and external communications policies, or recommend to anyone the purchase or sale of any securities of the Company or any other Covered Company while aware of such information. This practice, known as “tipping,” also violates the insider trading laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

In certain situations, U.S. or other securities laws may also prohibit trading (or recommending or suggesting that anyone else trade) in the securities of any other company while the person has material non-public information obtained in the course of the person’s employment or service with the Company that, even if not directly about the other company, could materially affect the market price for securities of that other company.

Additional Trading Restrictions for Covered Persons

In addition to the requirements set forth above, Covered Persons and their Related Persons are subject to the additional restrictions enumerated below and must sign the Certification attached to this policy as Exhibit A and return it to the Securities Trading Compliance Officer at the electronic mail address indicated on the Certification. Covered Persons include: (i) Executive Officers (who are “officers” as defined by Rule 16a-1 of the Securities Exchange Act of 1934, as amended); (ii) members of the Executive Leadership Team; (iii) members of the Company’s Board of Directors; (iv) the Company’s Investor Relations Staff; (v) additional individuals who have access to and substantive knowledge of the material non-public information regarding Company financials with respect to the Company on a consolidated basis, a critical reporting division, or a critical region which, under the current configuration, includes the Americas and EAMER regions, the Print Segment, or the Advanced Materials & Chemicals segment; and (vi) such other persons the Securities Trading Compliance Officer may designate from time to time. If you are identified as a Covered Person, you will be notified by email by the Securities Trading Compliance Officer and added to the list of Covered Persons (the “Insiders List”). If you are no longer a Covered Person, you will be notified by email by the Securities Trading Compliance Officer and removed from the Insiders List.

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Covered Persons may only transact (directly or indirectly through Related Persons), in Company Securities during a trading window. There are generally four quarterly trading windows during the year. For purposes of this policy, a “trading window” will generally open after the second trading day following the Company’s widespread public release of sales and earnings information for the prior quarter and close at the close of trading on the NYSE on the date that is one week before the quarter ends (or if such date is a non-trading day, the trading day immediately preceding that date). Covered Persons will be advised via email of the start and end dates of each quarterly window period by the Securities Trading Compliance Officer. Covered Persons should not assume that a trading window has been opened unless they have received notification of the opening of the window via email. As described below, there are circumstances where the Securities Trading Compliance Officer may make a determination that the trading window will not be opened at the regular scheduled time or at all and instead impose a special blackout period. To reiterate, if a Covered Person is in possession of material non-public information about the Company or Company Securities, neither the Covered Person nor any Related Person may transact in Company Securities, even during a trading window.
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From time to time, the Securities Trading Compliance Officer may suspend trading during a trading window because of significant events or developments involving the Company that have not yet been disclosed to the public. If the Securities Trading Compliance Officer does not open the trading window or suspends trading during an open trading window for all or certain of the Company Insiders (referred to as a “special blackout period”), then all those affected may not transact in Company Securities directly or indirectly during the special blackout period and shall not disclose the existence of the special blackout period to anyone else inside or outside the Company. Although these special blackout periods generally will arise because the Company is involved in a highly-sensitive transaction, they may be declared for any reason. If the Company imposes a special blackout period on you, you will be advised via email by the Securities Trading Compliance Officer.
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Covered Persons may not transact (directly or indirectly through Related Persons) during a trading window without obtaining prior, written approval of the Securities Trading Compliance Officer. If a Covered Person or any Related Person decides to engage in a transaction involving Company Securities during a trading window, the person must notify the Securities Trading Compliance Officer in writing of the amount and nature of the proposed trade(s) and certify in writing that the person is not in possession of material non-public information concerning the Company or its securities. All requests to trade Company Securities must be submitted to stocktrading@kodak.com, using a Trading Approval Form which may be requested through stocktrading@kodak.com. This electronic address will be monitored to ensure timely responses to trading and form requests. The Securities Trading Compliance Officer may take up to two trading days to approve any trading request, and the Company will not be liable to you for any potential losses that may result from any denial of a trading request or any increase or decrease in the value of Company Securities between the time of your request and the time of the approval. You must not engage in the transaction unless and until the Securities Trading Compliance Officer provides his or her approval in writing. Unless revoked, a grant of approval will normally remain valid until the close of trading five trading days following the day on which it was granted. If the Covered Person becomes aware of material non-public information about the Company or its securities before the transaction is executed, the prior approval shall be void and the transaction must not be completed. If the transaction does not occur during the five-day period, the transaction must be approved again before it may be executed. The foregoing functions of the Securities Trading Compliance Officer will be undertaken by the Chief Financial Officer in the case of proposed trades by the Securities Trading Compliance Officer. The existence of these approval procedures does not in any way obligate the Securities Trading Compliance Officer to approve any transaction or to inform the requesting person of the reasons for any request approval or denial.

The trading restrictions under this section “Additional Trading Restrictions for Covered Persons” do not apply to those transactions discussed under the heading “Exceptions to This Policy” below.

Prohibited and Special Transactions

In addition to the other restrictions and prohibitions contained in this Policy, directors, officers and employees of the Company may not engage in the following types of transactions because of a heightened legal risk and/or the appearance of improper or inappropriate conduct in certain types of transactions.

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You may not trade in puts or calls with respect to Company Securities. Trading in “puts” and “calls” (publicly traded options to sell or buy stock at a specific price before a set date) is, in effect, a bet on the short-term movement of a company’s stock and is often perceived as involving trading based on inside information and they may focus your attention on the Company’s short-term performance rather than its long-term objectives. Therefore, transactions in puts, calls and other derivative securities with respect to Company Securities on an exchange or in any other organized market are prohibited by this Policy.
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You may not engage in short sales with respect to Company Securities. Short sales usually involve agreeing to sell securities you do not currently own. These include “sales against the box” (sales with delayed delivery). Short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these and other reasons, short sales of Company Securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits Executive Officers and directors from engaging in short sales.
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You may not purchase Company Securities on margin, and you may not, without prior approval, pledge Company Securities as collateral for any other loan. Because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, the securities can be sold at a time when the customer is aware of material non-public information about the Company. Also, a foreclosure sale under any other loan could also occur at a time when the borrower has material non-public information about the Company. Therefore, you may not purchase Company Securities on margin, borrow against Company Securities or pledge Company Securities as collateral for a loan. An exception to this prohibition may be granted in the case of a non-margin loan where you are able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities. A request for any such exception must be made to the Securities Trading Compliance Officer at least 10 days in advance of entering into the pledge agreement.
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You may not engage in any hedging or monetization transactions involving Company Securities, including, but not limited to, forward sale or purchase contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of Company Securities. These transactions generally limit or eliminate both the risks and rewards of holding the Company Securities and may lead to a misalignment of the interests of the directors, officers and employees of the Company and the interests of the Company. Such transactions are speculative in nature and may also create the appearance that the transaction is based on non-public information.

Although this Policy does not prohibit standing or limit orders, directors, officers and employees of the Company should use extreme caution when placing standing or limit orders with a broker (other than under an approved Rule 10b5-1 Plan as described below). Such open orders may result in the execution of a trade by a broker at a time when you are aware of material non-public information or otherwise are not permitted to trade in Company Securities (e.g., during a closed trading window), which may result in inadvertent insider trading violations, violations of Section 16 (in the case of directors and Executive Officers) and violations of this Policy. If a standing order or limit order must be placed (outside of an approved Rule 10b5-1 Plan), the order should be used only for a brief period of time and must be terminated prior to the end of an open trading window (if applicable) or if you subsequently obtain material non-public information and must otherwise comply with the restrictions and procedures in this Policy.

Requirements Applicable to Project Insiders

Project Insiders may not transact (directly or indirectly through Related Persons) in any Company Securities without prior approval. Project Insiders will be given notice of any pre-approval requirement at the time such person is designated as a Project Insider with respect to the relevant project or development and, in connection with such notice, shall acknowledge his or her receipt of, and compliance with, this Policy. If a Project Insider decides to engage in a transaction involving Company Securities while the relevant project or development is ongoing, the Project Insider must notify the Securities Trading Compliance Officer in writing of the amount and nature of the proposed trade(s), certify in writing that the Project Insider is not in possession of material non-public information concerning the Company and otherwise comply with the procedures regarding preclearance applicable to Covered Persons set forth above under the heading “Additional Trading Restrictions for Covered Persons.”

Exceptions to This Policy

The restriction on trading in Company Securities under the heading “Trading and Disclosure Restrictions” and the restriction applicable to Covered Persons under the heading “Additional Trading Restrictions for Covered Persons” do not apply to the transactions described below, except as specifically noted.

Transactions under Company Plans. Certain transactions in Company Securities pursuant to certain employee benefit plans that the Company has or adopts hereafter are not prohibited by this Policy. These are:

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Stock Option Exercises. This Policy does not apply to your exercise of an employee stock option if no shares are sold. However, the sale of any stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to this Policy. The surrender of shares to, or the withholding of shares by, the Company to satisfy the exercise price or tax withholding requirements do not constitute a transaction for purposes of this Policy.

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Restricted Stock or Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock, the vesting or settlement of restricted stock units or the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units. This exception does not apply to the market sale of restricted stock or shares underlying restricted stock units, including the sale of any stock for the purpose of generating cash needed to satisfy tax withholding requirements.

Rule 10b5-1 Trading Plans. This Policy does not apply to the execution of transactions pursuant to a Rule 10b5-1 Plan that has been adopted and administered in accordance with the Company’s 10b5-1 Policy which is attached hereto as Exhibit B.

Certain Transfers. This Policy does not apply to transferring securities to an entity that does not involve a change in the beneficial ownership of the securities (for example, transferring shares from one brokerage account to another brokerage account controlled by you).

Transactions with the Company. This Policy does not apply to any other purchase of Company Securities from the Company or sales of Company Securities to the Company in accordance with applicable securities and state laws.

Mutual Funds. This Policy does not apply to transactions in mutual funds or exchange-traded funds that are invested in Company Securities so long as (a) you do not control the investment decisions on individual stocks within the fund, and (b) Company Securities do not represent a substantial portion of the assets of the fund.

In addition, specific exceptions to this Policy may be made when the person requesting approval does not possess material non-public information, personal circumstances warrant the exception and the exception would not otherwise contravene the law or the purposes of this Policy. Any request for an exception should be directed in writing to the Securities Trading Compliance Officer.

Company Transactions

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities (and/or in compliance with the Company’s equity plans and award agreements, if applicable).

Post-Termination Transactions

This Policy may continue to apply to your transactions in Company Securities or securities of any Covered Company even after you have terminated your employment or service with the Company. If you are in possession of material non-public information about the Company or Company Securities or any Covered Company or its securities when your employment or service terminates, you may not trade in Company Securities and/or securities of such Covered Company until that information has become public or is no longer material.

Consequences of Violating Insider Trading Laws or This Policy

The consequences of violating the insider trading laws or this Policy can be severe. They include the following:

Civil and criminal penalties. Potential penalties for insider trading violations include:

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imprisonment for up to 20 years;
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criminal fines of up to $5 million; and
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civil fines up to three times the profit made or loss avoided.

Company Discipline. If you violate this Policy or insider trading laws, you may be subject to disciplinary action by the Company, up to and including termination. A violation of our Company policy is not necessarily the same as a violation of law and we may determine that specific conduct violates this Policy whether or not the conduct also violates the insider trading laws. We are not required to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.

Reporting of Violations. Any employee, officer or director who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Securities Trading Compliance Officer.

Company Assistance – Information about the Securities Trading Compliance Officer

We have designated the General Counsel of the Company as the Securities Trading Compliance Officer for this Policy. If you have a question about this Policy or whether it applies to a particular transaction, contact our Securities Trading Compliance Officer for additional guidance.

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Adopted and approved by the Board of Directors

March 14, 2025

Exhibit A

CERTIFICATION

I hereby acknowledge receipt of the Eastman Kodak Company Policy on Insider Trading (the “Policy”), and I certify that:

1.
I have read and understand the Policy. I understand that the Company’s Securities Trading Compliance Officer is available to answer any questions I have regarding the Policy.
2.
I agree to comply with the Policy so long as I am subject to the Policy.

Signature

Print Name

[Title and Department / Office]

Date of Signature

Return this Certification to: stocktrading@kodak.com.

Exhibit B

EASTMAN KODAK COMPANY

10b5-1 Policy

POLICY PURPOSE

General

To help prevent inadvertent violations of the federal securities laws and avoid even the appearance of trading on inside information, the Board of Directors of the Company has adopted this 10b5-1 Policy. This Policy applies to Directors, Officers, and other Employees of the Company and its subsidiaries (including their Family Members and Controlled Entities) who hold Company Securities.

Policy Purpose

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligibile to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 Plan (“Plan”) for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 and the requirements set forth in this 10b5-1 Policy. If the plan meets the requirements of Rule 10b5-1 and this 10b5-1 Policy, Company Securities may be purchased or sold without regard to certain insider trading restrictions. Insider trading restrictions are documented in the Company’s Insider Trading Policy.

A Rule 10b5-1 Plan must be entered into at a time when the person entering into the Plan is not aware of material nonpublic information. Once the Plan is adopted, the person must not subsequently exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party or broker without any material nonpublic information about the Company or Company Securities.

POLICY DEFINITIONS

Administrator means the individual appointed by the Company to administer this 10b5-1 Policy.

Company or Kodak means Eastman Kodak Company.

Company Securities includes common stock, preferred stock, warrants, debt securities, derivative securities, a stock option exercise, gift, loan, pledge or hedge, contribution to a trust, or any other transfer.

Controlled Entity means, with respect to any Officer, Director or Employee, any entity whose transactions in Company Securities are directly or indirectly controlled by such person.

Director means an individual serving as a member of the Board of Directors of the Company.

Employee means a regular full-time or part-time employee of the Company.

Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

Family Member means, with respect to any Officer, Director or Employee, any family member who reside with such person, anyone else who lives with such person, any family members who do not live with such person but whose transactions in Company Securities are subject to such person’s influence or control (such as parents or children who consult with such person before they trade in Company Securities).

Insider Trading Policy prohibits all employees from trading in Kodak securities on the basis of material nonpublic information, or transmitting material nonpublic information to another person, including family members, who may trade, or advise others to trade, Kodak stock on the basis of such information. The full content of the Insider Trading Policy is available on the Company’s policies and procedures website.

Officer means “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act.

Participants means Directors, Officers and Employees (and their Family Members and Controlled Entities).

Plan refers to a 10b5-1 plan.

Trading Window means a trading window applicable to Covered Persons as described in the Insider Trading Policy.

Rule 10b5-1 means Rule 10b5-1 promulgated under the Exchange Act, as amended from time to time.

PARTICIPATION

All Directors, Officers and other Employees (including their Family Members and Controlled Entities) who currently hold Company Securities will be eligible to enter into a Plan.

All Plans must be approved in writing in advance by the General Counsel of the Company and meet the requirements of Rule 10b5-1 and the guidelines set forth in this policy document. In the event the General Counsel desires to enter into a Plan, such Plan may be approved in writing in advance by the Chief Financial Officer of the Company.

POLICY ADMINISTRATION

The General Counsel of the Company shall be the Administrator of this 10b5-1 Policy. The Administrator shall have such authority as may be necessary or helpful to enable him or her to discharge the obligations required by this 10b5-1 Policy. Without limiting the generality of the foregoing, the Administrator shall have the exclusive right at any time to construe, implement, prescribe, amend, terminate and administer this 10b5-1 Policy and to make any other determinations necessary, appropriate, or advisable for this 10b5-1 Policy's administration. The Administrator will have full discretion with respect to determining all questions of Policy interpretation and all such decisions shall be final, binding, and conclusive upon all Participants. The Administrator may delegate ministerial administrative functions, and with appropriate

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guidance may delegate discretionary administrative functions, to designated members of Kodak's Human Resources organization from time to time as the Administrator may consider necessary or convenient. No personal legal or financial advice is being provided by the Administrator regarding any Plan or proposed trades. Participants remain ultimately responsible for ensuring that their Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that Participants consult with their own attorneys, brokers, or other advisors about any contemplated Plan.

The Administrator, acting in good faith, is authorized by the Company to modify or delete any part of this 10b5-1 Policy for any reason including, without limiting the generality of the foregoing, because he or she deems such part to be inequitable, unsatisfactory or inconsistent with the business objectives of the Company.

Note that for any Director or Officer, the Company is required to disclose the material terms of his or her Plan (and may be required to disclose the material terms of Plans of Family Members and Controlled Entities of such persons), other than with respect to price, in its periodic report for the quarter in which the Plan is adopted or terminated or modified.

PLAN GUIDELINES

Plan Adoption:

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Plans may only be adopted during an open Trading Window when a Participant does not possess material, non-public information.
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Any Plan must be in writing, signed, and either:
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specify the amount, price and date of the sales (or purchases) of Company Securities to be effected;
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provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company Securities, the quantity to sell (or purchase) and the price; or
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delegate decision-making authority with regard to these transactions to a broker or other agent without any material non-public information about the Company or its securities.
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Participants may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Plan and must agree not to enter into any such transaction while the Plan is in effect.
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Participants must enter into the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act, and Participants must act in good faith with respect to the Plan for the entirety of its duration.
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The first trade under a Plan may not occur until the expiration of a cooling-off period as follows:
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For Directors and Officers (as well as their Family Members and Controlled Entities), the later of (1) 90 calendar days after adoption of the Plan, and (2) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Plan was adopted; provided, however, that the required cooling-off period shall in no event exceed 120 days.
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For all other persons, 30 days after adoption of the Plan.

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Directors and Officers (and their Family Members and Controlled Entities) that enter into Plans must certify that they are: (1) not aware of any material nonpublic Information about the Company or the Company Securities; and (2) adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act.
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All Plans must receive advance written approval from the General Counsel before the Plan is adopted; provided, in the event the General Counsel enters into a Plan the Chief Financial Officer may provide such advance written approval.
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Participants may not enter into overlapping Plans (subject to limited exceptions). Please consult with the General Counsel for any questions regarding overlapping Plans.
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Participants may not enter into more than one Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction (e.g., when the terms of the Plan would, for practical purposes, directly or indirectly require execution in a single transaction) during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.

Plan Modification/Termination:

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Plans may only be modified during an open Trading Window when a Participant does not possess material nonpublic information, and only with prior written consent of the General Counsel.
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Plans may only be suspended or terminated during an open Trading Window when a Participant does not possess material non-public information, and upon approval by the General Counsel.

Plan Administration:

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Once a Plan has been adopted, communications between the Participant and the administering broker should be limited to:
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Notice that specified trades have been executed;
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Notice of permitted desired Plan modification(s) during an open Trading Window; and
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Notice of suspension or termination of the Plan during an open Trading Window.
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Any securities that have been designated as “Plan” securities may not be sold or otherwise encumbered by the Participant.
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All Participants must adhere to all provisions pertaining to Plans as set forth in Rule 10b5-1 and this 10b5-1 Policy.

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MISCELLANEOUS

Amendment/Termination

The Administrator may suspend or terminate this 10b5-1 Policy and any Plans pursuant to this 10b5-1 Policy at any time with or without prior notice.

Adopted and approved by the Board of Directors

March 14, 2025

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